Exhibit 8.0

[Letterhead of LeClair Ryan, A Professional Corporation]

March 5, 2004

Union Bankshares Corporation

212 North Main Street

Bowling Green, Virginia 22427

Guaranty Financial Corporation

1658 State Farm Boulevard

Charlottesville, Virginia 22911

Ladies and Gentlemen:

We have acted as counsel for Union Bankshares Corporation, a Virginia corporation (“Union”), in connection with the proposed merger (the “Merger”) of Guaranty Financial Corporation, a Virginia corporation (“Guaranty”), with and into Union, pursuant to that certain Agreement and Plan of Reorganization, by and between Union and Guaranty, dated as of December 18, 2003, and a related Plan of Merger (collectively, the “Merger Agreement”). In connection with Union’s filing of a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission in connection with the Merger and pursuant to Section 6.1(d) of the Merger Agreement, you have requested our opinion regarding certain U.S. federal income tax consequences of the Merger. Any capitalized terms used but not defined herein have the meaning given to such terms in the Merger Agreement.

In providing our opinion, we have examined the Merger Agreement, the Registration Statement and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In our examination of such documents, we have assumed, without making any independent investigation and with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that such documents have been or will be duly executed to the extent required and that all statements set forth in such documents are accurate. We have based our conclusions on the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated pursuant thereto, each as amended from time to time and existing on the date hereof, as well as existing judicial and administrative interpretations thereof, any of which may be changed at any time with retroactive effect (collectively, “Law”).

For purposes of the opinion set forth below, we have also assumed, without independent investigation and with your consent, that (i) the Merger will be consummated in accordance with

Union Bankshares Corporation

Guaranty Financial Corporation

March 5, 2004

the provisions of the Merger Agreement and as described in the Registration Statement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct, (iii) the representations made by Union and Guaranty, in their respective letters delivered to us for purposes of this opinion (the “Representation Letters”) are true, complete and correct and will be true, complete and correct as of the Effective Date, and (iv) any representations made in the Representation Letters “to the best knowledge of” or similarly qualified are true and correct without such qualification. If any of the above described assumptions are untrue for any reason, or if the Merger is consummated in a manner that is different from the manner in which it is described in the Merger Agreement or the Registration Statement, our opinions as expressed below may be adversely affected and may not be relied upon. All Section references below are to the Code.

Based upon the foregoing, for U.S. federal income tax purposes, it is our opinion that:

(1) The Merger will constitute a “reorganization” within the meaning of Section 368(a)(1)(A).

(2) No gain or loss will be recognized by the shareholders of Guaranty upon the receipt of solely UBC Common Stock in exchange for their GFC Common Stock (Section 354(a((1)). However, a Guaranty shareholder who receives UBC Common Stock and cash in exchange for his GFC Common Stock will recognize gain, if any, but no in excess of the amount of such cash (Section 356(a)(1)). If the exchange has the effect of the distribution of a dividend (determined with the application of Section 318(a)), the amount of gain recognized that is not in excess of the Guaranty shareholder’s ratable share of accumulated earnings and profits will be treated as a dividend (Section 356(a)(2)). The determination of whether the exchange has the effect of the distribution of a dividend will be made in accordance with the principles set forth in Section 302 as applied in Commissioner v. Clark, 489 U.S. 726 (1989). The remainder, if any, of the gain recognized on such exchange will be treated as gain from the exchange of property. No loss will be recognized on the exchange (Section 356(c)).

(3) The basis of the UBC Common Stock received by a Guaranty shareholder will be the same as the basis of the GFC Common Stock that was exchanged therefor, decreased by the amount of any cash received and increased by the sum of (i) the amount, if any, treated as a dividend and (ii) any gain recognized on the exchange (not including any portion of the gain that was treated as a dividend) (Section 358(a)(1)).

(4) The holding period of the UBC Common Stock received by a Guaranty shareholder will include the period during which the GFC Common Stock surrendered in exchange therefor was held by the Guaranty shareholder, provided that the GFC Common Stock surrendered was a capital asset in the hands of the Guaranty shareholder on the Effective Date (Section 1223(1)).

Union Bankshares Corporation

Guaranty Financial Corporation

March 5, 2004

(5) Where a Guaranty shareholder receives solely cash in exchange for his GFC Common Stock, such cash should be treated as received by that shareholder as a distribution in redemption of his GFC Common Stock subject to the conditions and limitations of Section 302. Where, as a result of such distribution, a shareholder neither owns any stock of Union directly, nor is deemed to own any such stock under the constructive ownership rules of Section 318(a), the redemption should be treated as a complete termination of interest within the meaning of Section 302(b)(3), and should be treated as a distribution in full payment in exchange for the stock redeemed as provided in Section 302(a). Gain or loss should be realized and recognized to such shareholder measured by the difference between the redemption price and the adjusted basis of the Guaranty shares surrendered as determined under Section 1011 (Rev. Rul. 74-515, 1974-2 C.B. 118). Provided the GFC Common Stock is a capital asset in the hands of such shareholder, the gain or loss, if any, should constitute capital gain or loss subject to the provisions of subchapter P of Chapter 1 of the Code.

(6) The payment of cash to Guaranty shareholders in lieu of fractional share interests of UBC Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by Union. Such cash payments will be treated as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) (Rev. Rul. 66-365, 1966-2 C.B. 116, and Rev. Proc. 77-41, 1977-2 C.B. 574).

This opinion is limited to the federal tax laws of the United States of America, is limited to the matters expressly stated and is expressed as of the date hereof. This opinion is further limited in that it does not purport to opine on the federal income tax consequences that may result as of the Effective Date to the extent that any of the representations or assumptions contained in this opinion are not true, or there has been an adverse change in the Law. We do not assume any obligation to inform you or to update or supplement this opinion to reflect any fact or circumstance which hereafter comes to our attention or any change in law which hereafter occurs. This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the issues. Also, future changes in federal income tax laws and the interpretation thereof can have retroactive effect.

Further, this opinion does not address the tax consequences that may be relevant to particular categories of shareholders subject to special treatment under the federal income tax laws, such as shareholders who are dealers or traders in securities or who mark securities to market, financial institutions, insurance companies, tax-exempt organizations, persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts), or are subject to the alternative minimum tax (to the extent that tax affects the tax consequences), or are subject to the golden parachute provisions of the Code (to the extent that tax affects the tax consequences), or shareholders who acquired GFC Common Stock pursuant to employee stock options or otherwise as compensation, who do not hold their shares as capital assets, or

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Guaranty Financial Corporation

March 5, 2004

who hold their shares as part of a “straddle” or “conversion transaction” or constructive sale or other integrated transaction.

This opinion is made in connection with the Merger and is solely for the benefit of Union, Guaranty and Guaranty’s shareholders. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us under the caption “Material Federal Income Tax Consequences of the Merger” and elsewhere in the Registration Statement. This opinion may not, without our prior written consent, be otherwise distributed or relied upon in any other manner or by any other person, filed with any other government agency or quoted in any other document.

Very truly yours,

/s/ LeClair Ryan, A Professional Corporation